Contact:

EXHIBIT 99.1

Allison Wey

Vice President

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR ANNOUNCES COMPLETION OF ACQUISITION BY TPG

Woodcliff Lake, NJ and Fort Worth, TX, September 28, 2012 – Par Pharmaceutical Companies, Inc., and TPG today announced the completion of Par’s acquisition by certain affiliates of TPG.

“This transaction has delivered significant value to our shareholders and is a strong endorsement of our business model, our team, and our unique position in the generic industry,” said Patrick G. LePore, Par’s Chairman of the Board.  “As a private company, Par will have greater flexibility to pursue its longer term goals.  TPG’s long-term orientation and access to additional capital will help support the continued growth and success of the Par franchise.”

“We are delighted to be working with the talented Par management team. We have a strong appreciation for the distinct and attractive market position that Par enjoys and are enthusiastic about the prospects for the business going forward,” said Todd B. Sisitsky, partner at TPG.

Pursuant to the terms of the merger agreement, Par’s stockholders are entitled to receive $50.00 in cash, without interest, less any applicable withholding taxes, for each share of Par common stock owned by them. As a result of the merger, Par’s common stock will no longer be listed for trading on the New York Stock Exchange.

Stockholders of record holding certificated shares will receive a letter of transmittal and instructions on how to surrender their shares of Par common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a U.S.-based specialty pharmaceutical company.  Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets high barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals.  For press release and other company information, visit www.parpharm.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with $51.5 billion of assets under management and offices in San Francisco, Fort Worth, Austin, New York, Sao Paulo, Hong Kong,

London, Paris, Luxembourg, Melbourne, Moscow, Mumbai, Shanghai, Chongqing, Beijing, Singapore and Tokyo.  TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.  The firm’s well-known investments in the healthcare sector include Aptalis Pharma, Biomet, Fenwal, Healthscope, IASIS Healthcare, Immucor, IMS Health, Quintiles Transnational, and Surgical Care Affiliates, among others. For more information visit www.tpg.com.

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